Active Assets Institutional Government Securities Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Federal Home Loan Bank 0.34% due 11/15/2011
Purchase/Trade Date:	10/14/2010
Offering Price of Shares: $100.000
Total Amount of Offering: $1,275,000,000
Amount Purchased by Fund: $10,000,000
Percentage of Offering Purchased by Fund: 0.784%
Percentage of Funds Total Assets: 0.90%
Brokers: Citigroup Global Markets Inc., Deutsche Bank Securities Inc., JP Morgan Securities LLC, Morgan Stanley & Co. Incorporated
Purchased from: JP Morgan